Exhibit 99.1
DATE: June 28, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES $374 MILLION SALE OF CONVERTIBLE SENIOR SUBORDINATED NOTES
MINNEAPOLIS, MN, June 28, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today announced that on June 27, 2006 it completed the sale of $373.75 million aggregate principal amount of its 3 1/4 percent Convertible Senior Subordinated Notes due July 2036, including $48.75 million aggregate principal amount of notes sold pursuant to the exercise of the underwriters’ over-allotment option.
The Company intends to use the net proceeds of the sale to fund a portion of the merger consideration of the Company’s previously announced acquisition of Laserscope and for general working capital purposes. If the Laserscope acquisition does not occur, the Company intends to use the net proceeds from this sale for working capital and general corporate purposes, including possible acquisitions.
Piper Jaffray & Co acted as the sole bookrunner for the offering. Co-managers were Thomas Weisel Partners LLC and KeyBanc Capital Markets.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com